UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/18/2009

Cytec Industries Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-12372

Delaware	22-3268660
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Five Garret Mountain Plaza
Woodland Park, NJ 07424
(Address of principal executive offices, including zip code)

(973) 357-3100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities

We announced in January 2009 that we were looking at several major site restructurings in Europe, including the restructuring of our Drogenbos, Belgium facility, which we reported on May 28, 2009. Further to that announcement, on June 13, 2009, we approved plans to transfer the manufacturing of certain liquid coating resin products from our Hamburg, Germany site to our facility in Werndorf, Austria and consolidate or eliminate certain manufacturing, supply chain, and administrative functions currently at the Hamburg site. These actions are being taken in response to the downturn in the global economy, especially in the automotive, construction and general industrial markets we serve, which has led to a significant reduction in our sales and operating profitability. The approved plans include the elimination of 44 positions and the furlough of an additional 50 positions for a twelve month period. We estimate this initiative will result in $9.5 - $10.5 million ($6.5 - $7.2 million after tax) of charges. We expect to incur $7.0 - $7.5 million of charges in the second quarter related to severance and other benefits associated with the position eliminations. The remaining charges of $2.5 - $3.0 million associated with the furlough of positions will be recognized ratably over the furlough period, which is expected to commence in the third quarter. Future cash expenditures related to these plans are expected to be $11.0 - $12.0 million, which includes the $9.5 - $10.5 million related to the actions discussed above, and $1.5 million of capital expenditures. We expect to implement all actions associated with this initiative in the third quarter of 2009. We expect to realize estimated annualized cost savings from the permanent job eliminations in the range of $4.0 - $5.0 million on an annualized basis starting in the third quarter of 2009. We expect to realize estimated cost savings of approximately $1.5 - $2.5 million over the temporary workforce reduction period with such savings starting the third quarter of 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cytec Industries Inc.

Date: June 18, 2009	By:	/s/ David M. Drillock
David M. Drillock
Vice President and Chief Financial Officer